UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2011

Eastern Virginia Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

The Boards of Directors of Eastern Virginia Bankshares, Inc. (the “Company”) and EVB (the “Bank”) have appointed J. Adam Sothen as Chief Financial Officer and principal accounting officer of the Company and Executive Vice President and Chief Financial Officer of the Bank effective September 15, 2011.  Mr. Sothen will succeed Douglas C. Haskett, II who resigned as Chief Financial Officer and principal accounting officer effective August 31, 2011 to accept a senior level position with an organization located significantly closer to his residence.

Mr. Sothen, 35, has served as Vice President and Corporate Controller since joining the Bank in June 2010 and will continue to serve as Corporate Controller.  From October 2004 to June 2010, Mr. Sothen served as Vice President and Controller for Bank of the Commonwealth in Norfolk, Virginia.  At Bank of the Commonwealth, Mr. Sothen was responsible for general oversight of the bank’s accounting and financial reporting function.  Mr. Sothen has an extensive accounting and banking background and holds a Bachelor of Science degree in Accounting from Shepherd College in Shepherdstown, West Virginia.

Mr. Sothen currently has no employment agreement with the Company.  Mr. Sothen will receive an annual base salary of $127,000.  In addition, Mr. Sothen is eligible to participate in all of the benefits plans and arrangements that are generally available to all of the Company’s salaried employees.  Mr. Sothen was not appointed as Chief Financial Officer and principal accounting officer pursuant to any arrangement or understanding with any other person.  Mr. Sothen has no family relationships with any current director or executive officer of the Company, and there are no transactions to which the Company is a party and in which Mr. Sothen has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release announcing the appointment of Mr. Sothen as Chief Financial Officer and principal accounting officer on September 21, 2011.  A copy of the Company’s press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: September 21, 2011

	By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer